Exhibit 99.1

Contact:	Media Relations	Investor Relations
	Jeanmarie McFadden	William Pike
	212-761-0553	212-761-0008

For Immediate Release

Morgan Stanley Reports Record Fourth Quarter and Record Full Year Results From Continuing Operations

Achieves Best Year Ever in Revenues, Net Income and EPS

Announces Plan to Spin-Off Discover

NEW YORK, December 19, 2006 - Morgan Stanley (NYSE: MS) today reported record income from continuing operations for the fourth quarter and the full year 2006. In addition, the Board of Directors has approved the spin-off of Discover in order to enhance shareholder value.

The Firm achieved record income from continuing operations for the fiscal year ended November 30, 2006 of $7,497 million, a 44 percent increase from $5,192 million a year ago. Diluted earnings per share from continuing operations were a record $7.09 compared with $4.81 last year. Record net revenues (total revenues less interest expense and the provision for loan losses) of $33.9 billion were 26 percent higher than last year. Non-interest expenses of $22.9 billion were 18 percent above 2005. Compensation expenses increased 27 percent primarily reflecting higher revenues. Non-compensation expenses increased 5 percent as costs associated with higher levels of business activity were partly offset by lower charges for legal and regulatory matters.1  Results for the current year include an income tax benefit of $280 million, or $0.27 per diluted share, resulting from the outcome of a federal tax audit, while the prior year included a tax benefit of $309 million, or $0.29 per diluted share, related to the provisions of the American Jobs Creation Act. The return on average common equity from continuing operations was 23.6 percent compared with 19.0 percent a year ago.

Income from continuing operations for the fourth quarter was a record $2,206 million, an increase of 26 percent from $1,746 million in the fourth quarter of 2005. Diluted earnings per share from continuing operations were a record $2.08 compared with $1.64 a year ago. Net revenues were $8.6 billion, 24 percent above last year’s fourth quarter. Non-interest expenses of $5.8 billion increased 19 percent from last year. The results for the fourth quarters of 2006 and 2005 include the $0.27 and $0.29 per diluted share tax benefits noted above. The annualized return on average common equity from continuing operations was 26.0 percent in the current quarter, compared with 24.9 percent in the fourth quarter of 2005.

1 Results for fiscal year 2005 include certain legal and regulatory charges related to Sunbeam/Coleman and Parmalat of $535 million and a lease accounting adjustment expense of $109 million, partially offset by the World Trade Center settlement of $251 million. Excluding these items, fiscal year 2006 non-compensation expenses would have increased 10 percent compared with 2005.

Net income (including discontinued operations) for the year was a record $7,472 million, a 51 percent increase from $4,939 million a year ago. For the quarter, net income was $2,206 million, compared with $2,465 million in the fourth quarter of 2005, which included an after-tax gain of approximately $700 million related to the sale of the Company’s aircraft leasing business. Diluted earnings per share were a record $7.07 for the year compared with $4.57 a year ago and the return on average common equity was 23.5 percent compared with 17.3 percent last year. For the quarter, diluted earnings per share were $2.08, compared with $2.32 in the fourth quarter of 2005, and the annualized return on average common equity for the fourth quarter was 26.0 percent compared with 34.6 percent a year ago.2

Full Year Business Highlights

•	Institutional Securities delivered its best full-year results ever, with record net revenues of $21.6 billion and record income before taxes of $8.2 billion, up 72 percent from last year.
•	Record equity sales and trading revenues of $6.3 billion this year were up 32 percent from 2005. This increase reflected the third consecutive year of record results in Prime Brokerage.
•
Record fixed income sales and trading revenues and fixed income underwriting revenues were up 41 percent and 29 percent, respectively, from 2005. Record results across commodities, credit products and interest rate & currency products drove fixed income sales and trading revenues.

•
Global Wealth Management delivered its highest revenues in six years and demonstrated improvement in many areas, with financial advisor productivity and assets per global representative at all time highs in the fourth quarter, and assets in its bank deposit program exceeding $13 billion.

•
Asset Management made significant progress this year in executing its strategic plan and building a solid foundation for future profitable growth. During the fourth quarter, the division launched 15 new products and expanded its alternative investment business through the announced acquisition of FrontPoint Partners and minority investments in Avenue Capital and Lansdowne Partners.

•	Discover achieved its best full-year results ever, with net revenues of $4.3 billion and income before taxes of $1.6 billion, up 72 percent from last year.

2 Discontinued operations for fiscal 2005 reflect an after-tax loss of approximately $300 million related to the sale of the Company’s aircraft financing business.

John J. Mack, Chairman and CEO, said, “2006 was a year of outstanding performance and progress for Morgan Stanley.  Capitalizing on a strong market environment, the people of Morgan Stanley achieved record fourth quarter results and the best full-year revenues and earnings in the Firm’s history. In our securities business, we delivered powerful performance across our Institutional Securities franchise and made significant strides in our Asset Management and Global Wealth Management businesses. Discover also achieved record results this year and made substantial progress in executing critical growth initiatives.”

Mr. Mack continued, “Given the record results and significant momentum both in our securities business and our cards and payments business, we have concluded, after our most recent strategic review, that they can best execute their growth strategies as two stand-alone, well-capitalized companies with independent boards of directors focused on creating shareholder value. The spin-off will allow Discover to continue building on its strong brand and significant scale. We also believe the spin-off will unlock considerable value for the shareholders of Morgan Stanley.”

Mr. Mack concluded, “Thanks to the hard work and commitment of Morgan Stanley’s employees, we have now delivered five straight quarters with an ROE above 20 percent. While there is still room for improvement in many of our businesses, the investments we have made - and the significant strategic steps we have taken - will position Morgan Stanley and Discover for continued success as each focuses intensely on accelerating growth and creating additional shareholder value.”

INSTITUTIONAL SECURITIES
FULL YEAR
Institutional Securities reported record pre-tax income3of $8,160 million, a 72 percent increase from 2005. Net revenues rose 38 percent to a record $21.6 billion, driven by record results in fixed income sales and trading, equity sales and trading, and fixed income underwriting and strong results in advisory. Non-interest expenses rose 23 percent from the prior year to $13.4 billion primarily due to increased compensation costs resulting from higher revenues. Non-compensation expenses increased modestly as costs associated with higher levels of business activity were offset by significantly lower charges for legal and regulatory matters. The year’s pre-tax margin was 38 percent compared with 30 percent in 2005 and the full-year return on average common equity was 31 percent up from 24 percent in the prior year.

3 Represents income from continuing operations before losses from unconsolidated investees, taxes and cumulative effect of an accounting change.

Advisory revenues rose 25 percent from last year to $1.8 billion. Fixed income underwriting revenues rose 29 percent to a record $1.4 billion and equity underwriting revenues rose 17 percent to $1.1 billion.

For the calendar year-to-date, the Company ranked second in global completed M&A with a 30 percent market share, second in global IPOs with a 9 percent market share, third in global announced M&A with a 27 percent market share, third in global equity and equity-related issuances with an 8 percent market share and fifth in global debt issuance with a 6 percent market share.4

Fixed income sales and trading revenues were a record $9.6 billion, up 41 percent from 2005. The increase was driven by record results in commodities, credit products and interest rate & currency products. Commodities generated strong results in electricity, natural gas and oil liquids. Credit products benefited from significantly improved corporate credit trading and strength in residential and commercial securitized products. Both commodities and interest rate & currency products benefited from revenues recognized on structured transactions as a result of increased visibility of market value.

Equity sales and trading revenues were a record $6.3 billion, a 32 percent increase from the prior year. The increase was broad based, with strength in derivatives and cash markets on higher market volumes, particularly in Europe and Asia, and strong trading results. Financing products had higher revenues resulting from increased client activity and Prime Brokerage achieved record results due to robust growth in client asset balances.

Principal investment gains were $1,477 million for the year compared with $656 million in 2005. Significant gains resulted from the Company’s interest in real estate funds, IntercontinentalExchange, Grifols S.A., NYSE Group, Inc. and Wacker Chemie AG.

FOURTH QUARTER

Institutional Securities posted record pre-tax income of $2.3 billion, up 46 percent from $1.6 billion in the fourth quarter of 2005. Record net revenues of $5.6 billion were 34 percent higher, driven by strong results across all businesses. The quarter’s pre-tax margin was 41 percent, compared with 38 percent in last year’s fourth quarter. The quarter’s return on average common equity was 36 percent compared with 35 percent a year ago.

4 Source: Thomson Financial -- for the period January 1, 2006 to November 30, 2006.

•	Advisory revenues were $642 million, a 34 percent increase from last year’s fourth quarter, and the highest in seven years. The increase was driven by M&A activity as well as strength in real estate.
•
Underwriting revenues were $709 million, a 14 percent increase from last year’s fourth quarter. Fixed income underwriting revenues were a record $455 million, a 72 percent increase from the prior year’s fourth quarter. Equity underwriting revenues decreased 29 percent to $254 million over the same period.

•
Fixed income sales and trading net revenues of $2.3 billion were a record fourth quarter and increased 41 percent from last year’s fourth quarter. The increase was driven by record results in interest rate & currency products and strong results in credit products. Interest rate & currency products benefited from favorable positioning and activity in emerging markets. Credit products had a record fourth quarter and benefited from increased customer flows and continued strength in residential securitized products. Commodities revenues were down slightly. Both commodities and interest rate & currency products benefited from revenues recognized on structured transactions as a result of increased visibility of market value.

•
Equity sales and trading net revenues of $1.4 billion were a record fourth quarter and increased 20 percent from last year’s fourth quarter. Increased client flows across the derivatives and cash markets drove revenues higher, particularly in Europe. Financing products also had higher revenues compared with last year. Prime Brokerage financed higher client balances for the 15th consecutive quarter, which contributed to record revenues for the business.

•
Investment revenues were $410 million compared with $270 million in the fourth quarter of last year and included significant gains from investments in the Company’s interest in real estate funds and IntercontinentalExchange.

•
The Company’s aggregate average trading VaR measured at the 95 percent confidence level was $61 million compared with $52 million in the fourth quarter of 2005 and $56 million in the third quarter of 2006. Total aggregate average trading and non-trading VaR was $67 million compared with $60 million in the fourth quarter of 2005 and $66 million in the third quarter of 2006. At quarter end, the Company’s aggregate trading VaR was $85 million, and the aggregate trading and non-trading VaR was $89 million.

•
Non-interest expenses were $3.3 billion, a 26 percent increase from a year ago. Compensation costs increased from a year ago reflecting higher revenues. Non-compensation expenses increased as a result of higher levels of business activity, partly offset by a favorable variance for legal and regulatory matters.

GLOBAL WEALTH MANAGEMENT GROUP
FULL YEAR

Global Wealth Management reported pre-tax income of $509 million, down 13 percent from last year’s $585 million, which included a benefit of $198 million resulting from the World Trade Center insurance settlement, partly offset by a lease accounting adjustment of $29 million. Excluding these items, pre-tax income increased 22 percent from last year, as investment in the business and increased productivity resulted in progressive improvement throughout 2006. Net revenues of $5.5 billion were up 10 percent from 2005 driven by higher net interest revenue from the bank deposit sweep program and an increase in revenues from fee-based products. Total non-interest expenses were up 13 percent from a year ago to $5.0 billion. Excluding the World Trade Center settlement and lease accounting adjustment noted above, total non-interest expenses were up 9 percent. The increase was driven by higher compensation costs primarily due to higher revenues, partially offset by lower non-compensation expenses because of lower charges for legal and regulatory matters and improved cost discipline across the business. The year’s pre-tax margin was 9 percent compared with 12 percent in 2005 and the return on average common equity was 11 percent for both years.

FOURTH QUARTER
Global Wealth Management Group’s pre-tax income for the fourth quarter was $171 million, up 104 percent compared with $84 million in the fourth quarter of last year. The quarter's pre-tax margin was 12 percent compared with 7 percent in last year’s fourth quarter. The quarter’s return on average common equity was 16 percent compared with 9 percent a year ago.

•
Net revenues of $1.4 billion were up 12 percent from a year ago and the highest in six years, reflecting stronger transactional revenues including higher revenues from underwriting closed-end funds. Additionally, the increased revenue reflects higher net interest revenue from the bank deposit sweep program and an increase in revenues from fee-based products.

•
Non-interest expenses increased 5 percent to $1.3 billion, driven by higher compensation costs related to increased revenues partly offset by lower non-compensation expenses reflecting lower charges for legal and regulatory matters and lower other expenses.

•
Total client assets were $686 billion, an 11 percent increase from last year’s fourth quarter. Client assets in fee-based accounts rose 19 percent to $206 billion over the last 12 months and increased as a percentage of total assets to 30 percent from 28 percent.

•	The 8,030 global representatives at quarter-end achieved record average annualized revenue and total client assets per global representative of $720,000 and $85 million, respectively.

ASSET MANAGEMENT
FULL YEAR
Asset Management’s pre-tax income was $711 million, a 29 percent decrease from last year’s $1,007 million. Net revenues fell 5 percent to $2.8 billion primarily reflecting significantly lower investment revenues, principally in the private equity business, which declined from $326 million in fiscal 2005 to $139 million in the current year. Non-interest expenses increased 8 percent to $2.1 billion resulting from increased compensation costs. The year’s pre-tax margin was 26 percent compared with 35 percent a year ago. Full year return on average common equity was 19 percent, down from 36 percent in the prior year.

FOURTH QUARTER
Asset Management reported pre-tax income of $190 million, 50 percent lower than last year's $383 million.  The decline in pre-tax income reflected a 19 percent decline in net revenues to $718 million, driven by significantly lower investment revenues, principally in the private equity business, which declined from $227 million in the fourth quarter of 2005 to $42 million in the current quarter. Higher management and administration fees, driven by higher assets under management, were partially offset by a decline in distribution and other fees. Non-interest expenses increased 4 percent to $528 million due to higher non-compensation expenses. The quarter's pre-tax margin was 27 percent compared with 43 percent a year ago and the return on average common equity was 18 percent compared with 55 percent in last year’s fourth quarter.

Assets under management or supervision at November 30, 2006 were $478 billion, up $47 billion, or 11 percent, from a year ago. The increase resulted from market appreciation partly offset by customer out-flows. The percent of the Company’s long-term fund assets performing in the top half of the Lipper rankings was 40 percent over one year, 69 percent over three years, 77 percent over five years and 83 percent over 10 years.

DISCOVER
FULL YEAR
Discover reported record pre-tax income of $1,587 million on a managed basis, up 72 percent from $921 million last year. Record net revenues of $4.3 billion were 24 percent higher than 2005. The current year’s results benefited from improvements in underlying credit quality and lower bankruptcies following last fall’s spike in bankruptcy filings resulting from federal bankruptcy legislation that became effective in October 2005. Non-interest expenses increased 7 percent to $2.7 billion, reflecting the inclusion of operating expenses associated with the Goldfish credit card business and higher legal costs and compensation expenses. The managed credit card charge-off rate decreased 115 basis points from a year ago to 4.08 percent. The over-30-day delinquency rate decreased 47 basis points to 3.51 percent and the over-90-day delinquency rate was 10 basis points lower at 1.65 percent. The year’s pre-tax margin was 37 percent compared with 27 percent in 2005 and the full-year return on average common equity was 22 percent, up from 13 percent in the prior year.

FOURTH QUARTER
Discover’s fourth quarter pre-tax income was $199 million on a managed basis, compared with $65 million in the fourth quarter of 2005. Net revenues rose 39 percent from a year ago to $963 million. The quarter’s pre-tax margin was 21 percent compared with 9 percent a year ago. Last year’s fourth quarter reflected a reduction of approximately $180 million in pre-tax income reflecting a spike in bankruptcy filings. Excluding this reduction in the prior year’s quarter, pre-tax income declined 19 percent as a 10 percent increase in net revenues was more than offset by a 21 percent increase in non-interest expenses. The quarter’s return on average common equity of 15 percent reflects income tax benefits, including a portion of the outcome of the federal tax audit noted above. Excluding these income tax benefits, the quarter’s return on average common equity would be 11 percent.

•	Net sales volume was $24.5 billion, a 13 percent increase from a year ago, reflecting increased cardmember usage and the acquisition of the Goldfish credit card business.
•	Managed credit card loans of $50.3 billion were up 7 percent from a year ago and up 1 percent from the end of the third quarter.
•
Managed merchant, cardmember and other fees were $542 million, up 4 percent from a year ago. The increase was primarily due to higher merchant discount revenues driven by higher sales, partly offset by increased cardmember rewards.

•
Other non-interest revenues, on a managed basis, were $18 million compared with a loss of $74 million a year ago as the prior year’s results reflected a write-down of the Company’s residual interests in securitized receivables resulting from a spike in bankruptcy filings.

•
The provision for consumer loan losses on a managed basis was $527 million, down 23 percent from last year, reflecting significantly lower bankruptcy charge-offs and improved credit quality in the domestic portfolio, partially offset by increased credit losses in Europe.

•
Managed net interest income declined $5 million from a year ago, reflecting a narrowing of the interest rate spread as a higher yield was more than offset by a higher cost of funds, partially offset by higher average loans.

•
Non-interest expenses increased 21 percent to $764 million, primarily due to higher marketing and professional services, increased compensation costs and the inclusion of operating expenses associated with the Goldfish credit card business.

•
The managed credit card net charge-off rate was 4.15 percent, 161 basis points lower than last year’s fourth quarter, but 34 basis points higher than this year’s third quarter. The managed credit card over-30-day delinquency rate was 3.51 percent, 10 basis points higher than the third quarter of 2006, and the over-90-day delinquency rate increased 6 basis points over the same period to 1.65 percent.

DISCOVER SPIN-OFF
The Discover spin-off, which is subject to regulatory approval and other customary conditions, is expected to take place in the third quarter of 2007. At the time of the spin-off, each Morgan Stanley shareholder will receive shares in Discover on a tax-free basis.

Discover has improved considerably its business fundamentals over the past year and is well-positioned to be a strong, stable standalone company:

•
With 2006 annual net revenues of $4.3 billion, Discover is both a leading card issuer - with more than 50 million cardmembers and $50 billion of managed receivables - and an expanding payments (including debit) business.

•	Discover has generated strong pre-tax profits in recent years and delivered record income before taxes of $1.6 billion in 2006.
•	Discover has improved the quality of its credit portfolio, with delinquencies and loan losses at ten-year lows.
•
Both sales and loans have increased in recent quarters. Discover has made significant progress in growing acceptance in its U.S. card business, monetizing growth opportunities in the payments business and increasing the company’s international presence. For instance, over the past 18 months the company has signed agreements with a number of merchant acquirers that will boost acceptance among small and mid-size merchants; launched a new Discover signature debit card program that will help grow its payments business; and expanded its international presence with acquisitions in the UK and strategic partnerships in China, Japan and Central America.

•	Discover is well-capitalized and has strong cash flow, which should enable it to pay a dividend.

For additional information about Discover and the spin-off, please refer to the Discover Overview posted on the Investor Relations section of the Morgan Stanley website at www.morganstanley.com.

OTHER MATTERS
Excluding the benefit for the American Jobs Creation Act in 2005 and the outcome of the federal tax audit in 2006, the annual effective tax rates for fiscal 2005 and fiscal 2006 would have been 30.8 percent and 33.0 percent, respectively. The increase in the tax rate compared with the prior year primarily reflected lower domestic tax credits partially offset by the effects of lower tax rates applicable to non-U.S. earnings.

The quarter’s results reflect a decrease in the Company’s annual effective tax rate from 33.5 percent in the third quarter to 30.4 percent, resulting from the outcome of the federal tax audit and an increase in domestic tax credits.

The Company announced on December 13, 2006 that it has reached an agreement to sell Quilter Holdings Ltd, its standalone UK mass-affluent business, to Citigroup.  The transaction is expected to close in the first quarter 2007.

As of November 30, 2006, the Company repurchased approximately $3.4 billon of its common stock (approximately 52 million shares) since the end of fiscal 2005. The Company also announced that its Board of Directors authorized the repurchase of up to $6 billion of the Company’s outstanding stock. This share repurchase authorization replaces the Company’s previous repurchase authorizations with one repurchase program for capital management purposes that will consider, among other things, business unit capital needs, as well as equity-based compensation and benefit plan requirements. The authorization will be exercised over the next 12-18 months at prices the Company deems appropriate, subject to its surplus capital position, market conditions and regulatory considerations.

The Company announced that its Board of Directors declared a $0.27 quarterly dividend per common share. The dividend is payable on January 31, 2007 to shareholders of record on January 12, 2007. The Company also announced that its Board of Directors declared a quarterly dividend of $388.045 per share of Series A Floating Rate Non-Cumulative Preferred Stock (represented by depositary shares, each representing 1/1,000th interest in a share of preferred stock and each having a dividend of $0.388045) to be paid on January
16, 2007 to preferred shareholders of record on January 1, 2007.

Total capital as of November 30, 2006 was $162.1 billion, including $40.2 billion of common shareholders’ equity, preferred equity and junior subordinated debt issued to capital trusts. Book value per common share was $32.67, based on 1.0 billion shares outstanding.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management, wealth management and credit services. The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 30 countries. For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows. Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement. Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements, including without limitation statements about the expected effects, timing and completion of the proposed distribution to Morgan Stanley shareholders of all of the outstanding shares of Discover. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties, many of which are beyond the control of Morgan Stanley, that may cause actual outcomes and results to differ materially from those projected or anticipated. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Morgan Stanley or Discover. For a discussion of additional risks and uncertainties that may affect the future results of Morgan Stanley and Discover, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Regulation" in Part I, Item 1, "Risk Factors" in Part I, Item 1A and "Certain Factors Affecting Results of Operations" in Part II, Item 7 of Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended November 30, 2005, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's 2006 Quarterly Reports on Form 10-Q and in other items throughout the Form 10-K, the Forms 10-Q and the Company's 2006 Current Reports on Form 8-K.

MORGAN STANLEY Quarterly Financial Summary (unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Nov 30, 2006	Nov 30, 2005	Aug 31, 2006	Nov 30, 2005	Aug 31, 2006	Nov 30, 2006 (1)	Nov 30, 2005	Change
Net revenues
Institutional Securities	$5,555	$4,154	$4,989	34%	11%	$21,562	$15,673	38%
Global Wealth Management Group	1,448	1,298	1,371	12%	6%	5,505	5,019	10%
Asset Management	718	890	634	(19%)	13%	2,770	2,907	(5%)
Discover	963	694	1,047	39%	(8%)	4,290	3,452	24%
Intersegment Eliminations	(59)	(74)	(53)	20%	(11%)	(269)	(273)	1%
Consolidated net revenues	$8,625	$6,962	$7,988	24%	8%	$33,858	$26,778	26%

Income before taxes (2)
Institutional Securities	$2,297	$1,576	$2,001	46%	15%	$8,160	$4,754	72%
Global Wealth Management Group	171	84	158	104%	8%	509	585	(13%)
Asset Management	190	383	125	(50%)	52%	711	1,007	(29%)
Discover	199	65	368	*	(46%)	1,587	921	72%
Intersegment Eliminations	12	22	15	(45%)	(20%)	33	94	(65%)
Consolidated income before taxes	$2,869	$2,130	$2,667	35%	8%	$11,000	$7,361	49%

Earnings per basic share:
Income from continuing operations	$2.19	$1.69	$1.83	30%	20%	$7.40	$4.94	50%
Discontinued operations	$-	$0.70	$-	*	--	$(0.02)	$(0.29)	93%
Cumulative effect of accounting change (3)	$-	$-	$-	--	--	$-	$0.05	*
Earnings per basic share	$2.19	$2.39	$1.83	(8%)	20%	$7.38	$4.70	57%

Earnings per diluted share:
Income from continuing operations	$2.08	$1.64	$1.75	27%	19%	$7.09	$4.81	47%
Discontinued operations	$-	$0.68	$-	*	--	$(0.02)	$(0.29)	92%
Cumulative effect of accounting change (3)	$-	$-	$-	--	--	$-	$0.05	*
Earnings per diluted share	$2.08	$2.32	$1.75	(10%)	19%	$7.07	$4.57	55%

Average common shares outstanding
Basic	997,892,310	1,031,343,423	1,010,468,365			1,010,254,255	1,049,896,047
Diluted	1,052,831,345	1,063,147,962	1,055,664,392			1,054,796,062	1,079,936,315
Period end common shares outstanding	1,048,877,006	1,057,677,994	1,058,664,567			1,048,877,066	1,057,677,994

Return on average common equity
from continuing operations	26.0%	24.9%	22.7%			23.6%	19.0%
Return on average common equity	26.0%	34.6%	22.7%			23.5%	17.3%

(1)
During the third quarter of fiscal 2006, the Company elected early application of Staff Accounting Bulletin 108 that was released by the U.S. Securities and Exchange Commission. For a further discussion of these adjustments, see note 18 “Staff Accounting Bulletin No. 108” in the Company's Form 10-Q for the quarterly period ended August 31, 2006.

(2)	Represents consolidated income from continuing operations before losses from unconsolidated investees, taxes, gain/(loss) from discontinued operations and cumulative effect of accounting change.
(3)	Represents the effects of the adoption of SFAS 123R in the first quarter of fiscal 2005.
(4)	Note: Certain reclassifications have been made to prior period amounts to conform to the current presentation.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Nov 30, 2006	Nov 30, 2005	Aug 31, 2006	Nov 30, 2005	Aug 31, 2006	Nov 30, 2006 (1)	Nov 30, 2005	Change

Investment banking	$1,503	$1,216	$1,138	24%	32%	$4,755	$3,843	24%
Principal transactions:
Trading	2,269	1,575	2,824	44%	(20%)	11,738	7,365	59%
Investments	463	499	202	(7%)	129%	1,669	981	70%
Commissions	988	911	888	8%	11%	3,810	3,363	13%
Fees:
Asset management, distribution and admin.	1,350	1,259	1,326	7%	2%	5,288	4,958	7%
Merchant, cardmember and other	289	340	312	(15%)	(7%)	1,167	1,323	(12%)
Servicing and securitizations income	526	294	565	79%	(7%)	2,338	1,609	45%
Interest and dividends	11,833	9,299	12,670	28%	(6%)	45,216	28,175	60%
Other	202	132	130	53%	55%	570	464	23%
Total revenues	19,473	15,525	20,055	25%	(3%)	76,551	52,081	47%
Interest expense	10,609	8,253	11,835	29%	(10%)	41,937	24,425	72%
Provision for consumer loan losses	239	310	232	(23%)	3%	756	878	(14%)
Net revenues	8,625	6,962	7,988	24%	8%	33,858	26,778	26%

Compensation and benefits	3,354	2,672	3,149	26%	7%	14,387	11,313	27%
Occupancy and equipment	276	243	255	14%	8%	1,000	1,046	(4%)
Brokerage, clearing and exchange fees	335	267	339	25%	(1%)	1,306	1,070	22%
Information processing and communications	386	365	371	6%	4%	1,469	1,405	5%
Marketing and business development	419	331	292	27%	43%	1,247	1,162	7%
Professional services	726	581	549	25%	32%	2,247	1,903	18%
Other	260	373	366	(30%)	(29%)	1,202	1,769	(32%)
September 11th related insurance recoveries, net	0	0	0	--	--	0	(251)	*
Total non-interest expenses	5,756	4,832	5,321	19%	8%	22,858	19,417	18%

Income from continuing operations before losses
from unconsolidated investees, taxes
and cumulative effect of accounting change	2,869	2,130	2,667	35%	8%	11,000	7,361	49%
Losses from unconsolidated investees	54	66	2	(18%)	*	228	311	(27%)
Provision for income taxes	609	318	814	92%	(25%)	3,275	1,858	76%
Income from continuing operations	2,206	1,746	1,851	26%	19%	7,497	5,192	44%
Discontinued operations
Gain/(loss) from discontinued operations	0	1,212	0	*	--	(42)	(486)	91%
Income tax benefit/(provision)	0	(493)	0	*	--	17	184	(91%)
Gain/(loss) from discontinued operations	0	719	0	*	--	(25)	(302)	92%
Cumulative effect of accounting change (2)	0	0	0	--	--	0	49	*
Net income	$2,206	$2,465	$1,851	(11%)	19%	$7,472	$4,939	51%
Perpetual preferred	$19	$-	$-	*	*	$19	$-	*
Income to common shareholders	$2,187	$2,465	$1,851	(11%)	18%	$7,453	$4,939	51%
Return on average common equity
from continuing operations	26.0%	24.9%	22.7%			23.6%	19.0%
Return on average common equity	26.0%	34.6%	22.7%			23.5%	17.3%
Pre-tax profit margin (3)	33%	31%	33%			33%	28%
Compensation and benefits as a % of net revenues	39%	38%	39%			43%	42%

(1)	During the third quarter of fiscal 2006, the Company elected early application of Staff Accounting Bulletin 108 taht was released by the U.S. Securities and Exchange Commission. For a further discussion of these adjustments, see Note 18 “Staff Accounting Bulletin No. 108” in the Company's Form 10-Q for the quarterly period ended August 31, 2006.
(2)	Represents the effects of the adoption of SFAS 123R in the first quarter of fiscal 2005.
(3)	Income before taxes, excluding losses from unconsolidated investees, as a % of net revenues.
Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.